UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: February 15, 2019
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05. Costs Associated With Exit or Disposal Activities.

Ford Motor Company Brasil Ltda. (“Ford Brazil”), a subsidiary of Ford Motor Company (the “Company”), announced today its plan of February 15, 2019 to exit the commercial heavy truck business in South America.  As a result, Ford Brazil will cease production at the São Bernardo do Campo plant in Brazil during 2019, ending sales in South America of the Cargo heavy truck lineup, F-4000, and F-350, as well as Fiesta cars.  In connection with this announcement, the Company currently expects to record pre-tax special item charges of about $460 million.  The charges will include approximately $100 million of non-cash charges for accelerated depreciation and amortization.  The remaining charges of about $360 million will be paid in cash and are primarily attributable to separation and termination payments for employees, dealers, and suppliers.  Most of these pre-tax special item charges and cash outflows will be recorded in 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: February 19, 2019	By:	/s/ Corey M. MacGillivray
Corey M. MacGillivray
Assistant Secretary